Exhibit 3.4

CERTIFICATE OF FORMATION

OF

BOARDWALK OPERATING GP, LLC

This Certificate of Formation, dated September 23, 2005, has been duly executed and is filed pursuant to Section 18-201 of the Delaware Limited Liability Company Act (the “Act”) to form a limited liability company under the Act.

1.

Name.  The name of the limited liability company is Boardwalk Operating GP, LLC.

2.

Registered Office; Registered Agent.  The address of the registered office required to be maintained by Section 18-104 of the Act is:

Corporation Service Company

2711 Centerville Road, Suite 400

Wilmington, DE 19808-1645

The name and address of the registered agent for service of process required to be maintained by Section 18-104 of the Act are:

Corporation Service Company

2711 Centerville Road, Suite 400

Wilmington, DE 19808-1645

EXECUTED, as of the date written first above.

Boardwalk Operating GP, LLC

By:  /s/   E. Ramey Layne___________________

E. Ramey Layne

Authorized Person